FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                                MEDIA CONTACT:
Kelly Beavers, Vice President                                             Bill Marino, Managing Partner
Exabyte Corporation                                                          Trippe-Marino, Inc. (PR)
303-417-7225                                                                   303-988-5133
kjb@exabyte.com                                                               bmarino@trippemarino.com

EXABYTE REPORTS FOURTH QUARTER AND
FISCAL 2004 RESULTS

BOULDER, Colo. – January 27, 2005 – Exabyte Corporation (OTCBB: EXBT), the leading innovator in tape backup, restore and archival systems, today announced results for the fourth quarter of 2004 and the year ended December 31, 2004. Revenue for the fourth quarter of 2004 totaled $25.7 million, compared to revenue of $23.6 million for the third quarter of 2004 and $25.9 million for the fourth quarter of 2003. Net loss for the fourth quarter of 2004 was $2.3 million, while net loss for the third quarter of 2004 and the fourth quarter of 2003 was $3.9 million and $5.6 million, respectively. Included in the loss for the fourth quarter 2004 is a $665,000 loss on foreign currency translation, as the dollar continued to weaken against the yen during the quarter. In the fourth quarter of 2003, the loss on foreign currency translation and increased cost of goods sold resulting from product purchases in yen totaled $2.0 million. Loss from operations in the fourth quarter of 2004 decreased to $1.2 million, versus $3.5 million in the third quarter of 2004 and $4.0 million in the fourth quarter of 2003. A key factor in the improved operating results is a decrease in operating expenses, which totaled $7.8 million in the fourth quarter of 2004, compared to $8.5 million in the third quarter and $8.7 million in the fourth quarter of 2003.

“The decrease in operating expenses in the quarter was a direct result of the cost reduction plan implemented by management in October 2004,” noted Carroll Wallace, CFO of Exabyte. “These actions not only impacted the fourth quarter of 2004, but also have positioned the Company to operate at a substantially reduced expense level in 2005. Cost control and the appropriate allocation of resources to create value and improve efficiencies will be absolutely necessary to achieve profitability in 2005.”

Revenue from OEM customers continued to grow for the fourth consecutive quarter and totaled 31.3% of total net revenue and 60.5% of total hardware revenue in the fourth quarter of 2004. OEM revenue was 26.6%, 22.2%, and 17.4% in the third, second, and first quarters of 2004, respectively. Media revenue increased 28.9% in the fourth quarter, versus the third quarter of 2004, as sales of both VXA and Legacy media products increased. Included in hardware revenue was $1.0 million from shipments of the Company’s 2U LTO automation product, which was introduced in the fourth quarter of 2004.

Gross margin for the fourth quarter 2004 increased to 25.5%, compared to 21.1% in the third quarter of 2004 and 18.1% for the fourth quarter of 2003. Increased media sales and the aforementioned shipments of the Company’s new 2U LTO automation product contributed to the higher margins in the fourth quarter of 2004, which also included $600,000 of additional inventory reserves for discontinued products or products to be discontinued in 2005. The third quarter of 2004 included a $550,000 provision for such additional reserves.

Revenue and net loss for the year ended December 31, 2004 totaled $102.1 million and $9.9 million, respectively, compared to revenue and net loss of $94.2 million and $43.7 million for fiscal 2003. Loss from operations for 2004 was $8.0 million versus $29.0 million for 2003, and operating expenses decreased to $33.0 million in 2004, from $44.6 million in 2003. Operating results for fiscal 2003 included several non-cash and special charges that significantly increased operating expenses, loss from operations, and net loss for the year.

Revenue from VXA-related products, including drives, automation, and media, represented 57% of total revenue for 2004, and LTO-related revenue, primarily from automation products, totaled 12% of total 2004 revenue. Revenue from OEM customers increased to 24.3% of total revenue in 2004, compared to 20.4% in 2003. Revenue from OEM customers totaled 43.7% of total hardware revenue in 2004.

“Our confidence in the market opportunity for our VXA and LTO products continues to grow, particularly with the market’s response to our ground-breaking automation products in both product lines,” said Tom Ward, President and CEO of Exabyte. “The continued increase in OEM sales of VXA-related products is a significant indicator of market acceptance and a signal for future growth potential. We will continue to focus energy on increasing awareness and driving demand for the VXA platform in worldwide distribution channels.”

On December 31, 2004, the Company had working capital of $3.0 million, compared to $6.7 million at September 30, 2004. Outstanding borrowings on the Company’s bank line-of-credit totaled $6.2 million at December 31, 2004. A substantial portion of the borrowings on the line-of-credit was used to make $4.2 million of payments on notes payable to suppliers during the quarter. Although revenue increased during the quarter, accounts receivable at December 31, 2004 remained constant with the balance at September 30, 2004, reflecting improved collections. Excluding additions to reserves, inventory increased $1.0 million during the quarter, as the Company purchased additional finished goods to take advantage of lower freight costs and to meet customer demand in the first quarter of 2005.

The Company will hold a conference call on Thursday morning, January 27 at 9:00 a.m. MST to discuss the fourth quarter and 2004 financial results. Interested parties can join the call by dialing 800-884-5695 in the U.S. or 617-786-2960 internationally and entering the participant code 86994332. The call also will be webcast from the Company web site; for information, visit http://www.exabyte.com/earnings. In addition, the call will be recorded and available on the Company’s web site after 5:00 p.m. (MST) on January 27.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT), now in its 20th year, is a recognized pioneer and leading innovator in tape storage. Its heritage comprises an impressive list of industry “firsts,” including the first manufacturer of tape drives to break the 1, 2, and 5 GB capacity barriers, the first to introduce 8mm tape drives and libraries, the first to offer native Fibre Channel drives and libraries, the first to offer FireWire tape drives and libraries and the first and only manufacturer to offer VXA Packet Technology, which enables its VXA Packet drives, autoloaders and tapes to read and write data in packets like the Internet, allowing far superior restore integrity, exceptional transfer speeds and scalable tape capacities. With award-winning VXA Packet Technology, patented ExaBotics™ and its innovative engineering approach, Exabyte delivers new VXA™ and LTO™ (Ultrium™) products that consistently raise the bar for industry standards in engineering, quality and data reliability. The company’s product suite is ideally suited for SMB and departmental servers, workstations, LANs, and SANs, providing dramatically higher capacity, speed and reliability at competitive prices. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company’s commitment to innovation and customer service, including IBM, HP, Fujitsu Siemens, Apple, Imation, Bull, Toshiba, Logitec, Kontron, Tech Data, Ingram Micro, CDW and Arrow Electronics. For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, contact Kelly Beavers at investor@exabyte.com.

_________________

The foregoing contains forward-looking statements related to the Company’s products and business prospects. Such statements are subject to one or more risks. The actual results that the Company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to any adjustments resulting from its year-end external audit, customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company’s Form 10-K and Form 10-Qs.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

The following table sets forth the Company's operating results in dollars and as a percentage of revenue for each period presented.

	Three Months Ended					
	January 3, 2004		September 30, 2004		December 31, 2004	
	$	%	$	%	$	%
Net revenue	$ 25,884	*100.0*	$ 23,566	*100.0*	$ 25,726	*100.0*
Cost of goods sold	21,188	*81.9*	18,604	*78.9*	19,168	*74.5*
Gross profit	4,696	*18.1*	4,962	*21.1*	6,558	*25.5*
Operating expenses:						
Selling, general and administrative	6,419	*24.8*	6,236	*26.5*	5,412	*21.0*
Engineering, research and development	2,259	*8.7*	2,240	*9.5*	2,361	*9.2*
Total operating expenses	8,678	*33.5*	8,476	*36.0*	7,773	*30.2*
Loss from operations	(3,982)	*(15.4)*	(3,514)	*(14.9)*	(1,215)	*(4.7)*
Other income (expense):						
Interest expense:						
Stock-based	(550)	*(2.1)*	-	-	-	-
Other	(678)	*(2.6)*	(284)	*(1.2)*	(342)	*(1.3)*
Total interest expense	(1,228)	*(4.7)*	(284)	*(1.2)*	(342)	*(1.3)*
Gain (loss) on foreign currency translation	(411)	*(1.6)*	72	*0.3*	(665)	*(2.6)*
Other, net	23	*0.1*	(155)	*(0.7)*	(45)	*(0.2)*
Total other income (expense)	(1,616)	*(6.2)*	(367)	*(1.6)*	(1,052)	*(4.1)*
Net loss	$ (5,598)	*(21.6)*	$ (3,881)	*(16.5)*	$ (2,267)	*(8.8)*
Deemed dividend related to beneficial conversion feature of preferred stock	(556)	*(2.1)*	-	-	-	-
Net loss available to common shareholders	$ (6,154)	*(23.8)*	$ (3,881)	*(16.5)*	$ (2,267)	*(8.8)*
Basic and diluted loss per share	$ (0.07)		$ (0.04)		$ (0.02)	
Weighted average common shares used in the calculation of basic and diluted loss per share	91,364		107,345		110,587	

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations.